GANNETT CO., INC.
                        Calculation of Earnings Per Share



                                   Quarter ended
                        March 31, 1996  March 26, 1995
                        --------------  --------------

Net Income                $89,350,000     $86,206,000
                        ==============  ==============

Weighted average
 number of
 common shares
 outstanding              140,680,000     140,011,000
                        ==============  ==============

Net income
 per share                      $0.64           $0.62
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